Exhibit 10.7.4

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

FOURTH AMENDMENT TO LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO LICENSE AGREEMENT (this “Fourth Amendment”) is made and entered as of March 7, 2017 (“Effective Date”), by and between ATHENEX INC., (formerly known as Kinex Pharmaceuticals INC. and prior, Kinex Pharmaceuticals, LLC.), a corporation organized and existing under the laws of the State of Delaware, and having its principal office in Suite 600, Conventus Building, 1001 Main Street, Buffalo, New York 14203, United States (‘Athenex”) and HANMI PHARMACEUTICAL CO., LTD., a publicly traded company existing under the laws of South Korea and having its principal office at 14, Wiryeseong-daero, Songpa-gu, Seoul, 05545, South Korea (“Hanmi”).

WITNESSTH:

WHEREAS, Hanmi and Athenex (under the name of its predecessor entity, Kinex Pharmaceuticals, LLC) entered into a license agreement on December 16, 2011 for the license by Hanmi to Athenex of rights in the Hanmi Orascovery Program (“License Agreement”), which License Agreement was previously amended by First Amendment to License Agreement on November 9, 2012 and Second Amendment to License Agreement on October 21, 2013, and Third Amendment to the License Agreement dated March 3, 2015 (the “License”); and

WHEREAS, Hanmi and Athenex now wish to amend the License to amend the definition of “Territory” to add Japan.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	All capitalized terms used in this Fourth Amendment and not defined herein shall have the meaning given to them in the License. Except as amended by this Fourth Amendment, the License shall continue in full force and effect.

2.	Section 1.66 of the License is amended and restated in its entirety to read as follows:

“Territory” means the following designated countries and all countries within the following designated continents or economic union only: North America, South America, European Union, Australia, New Zealand, Russia, Eastern Europe, Taiwan, Hong Kong, Macau, Singapore, Malaysia, Thailand, Vietnam, Philippines, Indonesia, India and Japan. All other countries are expressly excluded including, but not limited to, the Asian countries of Mainland China and Korea.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

3.	In consideration for this Fourth Amendment, Athenex shall pay to Hanmi the following:

a.	Upfront: in addition to the Upfront Fee under Section 4.1 of the License Agreement and consideration under Section 3 of the Third Amendment, Athenex shall pay U.S. Dollar (USD) seven (7) Million of the mezzanine financing round of the September 2016 convertible bond (a two year convertible note with a ten percent (10%) annual yield if no IPO occurred in two years and during IPO, will be automatically converted to common shares to be priced at twenty percent (20%) discount to the IPO price) with the same terms as other convertible bond investors. Note that this USD seven (7) Million payment is in addition to the USD five (5) Million of the mezzanine financing round to be paid to Hanmi as described inthe original License Agreement. The USD five (5) Million convertible bond by contract, is following the same automatic conversion plan during IPO as set forth in the License Agreement. However, for the USD seven (7) Million upfront fee under this Fourth Amendment, there is no forced automatic conversion during IPO. Instead, Hanmi may elect to convert the entire USD seven (7) Million convertible bond to Athenex stock as follows:

i.	With the IPO – Hanmi may elect to convert the entire USD seven (7) Million convertible bond to Athenex stock during the IPO upon advance written notice to Athenex of at least seven (7) calendar days before the IPO

ii.	October 16, 2017 (Monday) – Hanmi may elect to convert the entire USD seven (7) Million convertible bond to Athenex stock at the end of this trading day upon advance written notice to Athenex of at least seven (7) calendar days before October 16, 2017

iii.	April 16, 2018 (Monday) - Hanmi may elect to convert the entire USD seven (7) Million convertible bond to Athenex stock at the end of this trading day upon advance written notice to Athenex of at least seven (7) calendar days before April 16, 2018

iv.	October 1, 2018 (Monday) (End of the convertible bond period) – This is the end of that mezzanine round of convertible debt. In the event that Hanmi does not make any of the elections under Section 3(a)(i., ii. or iii.), on October 1, 2018, Hanmi may elect either to convert the entire USD seven (7) Million convertible bond to Athenex stock, or for Athenex to pay Hanmi USD seven (7) Million plus interest at ten percent (10%) per annum from the day of execution of this Fourth Amendment to October 1, 2018.

For all circumstances, the entire USD seven (7) Million will be converted once Hanmi elects the conversion date. Note that only on October 1, 2018 will cash be paid for the bond.

A copy of the template convertible bond contract is attached as Annex A. Once this Fourth Amendment is executed, the convertible bond contract, including the above time of pre-defined conversion timepoints, will be executed by the parties and incorporated into the Fourth Amendment as Annex A. In the event of any conflict in terms between this Fourth Amendment and the convertible bond contract attached as Annex A, such terms shall be construed in accordance with the convertible bond contract attached as Annex A.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

b.	Milestones for the Japan Territory

i.	Regulatory Milestone: USD *** of Athenex stock or cash (to be mutually agreed between Hanmi and Athenex) after the approval of the first Orascovery product in Japan.

ii.	Japan Sales Milestone:

a)	USD *** of Athenex stock or cash (subject to Hanmi’s selection) after the sales of Oraxol hit USD *** per year in the Japan market for the first time. There will be only one payment for the achievement of this milestone.

b)	USD *** of Athenex stock or cash (subject to Hanmi’s selection) after the sales of Oratecan hit USD *** per year in the Japan market for the first time. There will be only one payment for the achievement of this milestone.

c.	Japan Sales Royalty: The royalty for the Japan Territory will be calculated with the same formula as described in Section 4.3 of the License Agreement with the sales for the Japan Territory incorporated in the aggregate annual Net Sales of Licensed Product.

ATHENEX, INC.		HANMI PHARMACEUTICAL CO., LTD.

By:		By:
	Johnson Lau, CEO		Gwan Sun Lee, President and CEO

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ANNEX A

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

THIS CONVERTIBLE LOAN AGREEMENT is made on March 7, 2017BY AND BETWEEN:

(1)	Athenex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, the United States, with an office for the transaction of business at 1001 Main Street, Buffalo, New York 14203 (the “Company”); and

(2)	Hanmi Pharmaceutical Co., Ltd., a publicly traded company existing under the laws of South Korea and having its principal office at 14, Wiryeseong-daero, Songpa-gu, Seoul, 05545, South Korea (the “Investor”).

The Company and the Investor are referred to herein collectively as the “Parties” and individually as a “Party.”

1.	Definitions

“Bank Account”	has the meaning ascribed to it in Clause 2 hereof.

“Business Day”	means any day other than a Saturday, Sunday or another day on which commercial banks in Hong Kong are required or authorized by law or executive order to close.

“Common Stock”	means the common stock of the Company, par value US$0.001 per share with voting rights, including any subdivisions, combinations, splits or reclassifications thereof.

“Convertible Loan”	has the meaning ascribed to it in Clause 2 hereof.

“Discount Price”	means the initial public offering price per share of the Common Stock in the Initial Public Offering multiplied by (100% minus the Discount Rate).

“Discount Rate”	unless otherwise amended pursuant to Clause 3 hereof, means 20%.

“Event of Default”	has the meaning ascribed to it in Clause 2(e) hereof.

“Initial Public Offering”	means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act on the New York Stock Exchange, NASDAQ, or an internationally recognized stock exchange.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Interest Rate”	means compound interest at the rate of 10% per annum.

“Maturity Date”	means October 1, 2018 or any other later date otherwise agreed by both Parties.

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Total Outstanding Amount”	means the total outstanding amount of the Convertible Loan and the accrued and unpaid interest thereof.

2.	The Convertible Loan

(a)	The Investor hereby agrees to lend to the Company US$7,000,000 (Seven Million Dollars) (the “Convertible Loan”), which will be deemed to be lent pursuant to the Fourth Amendment (“Fourth Amendment”), Section 3(a), “Upfront”, made and entered as of March 7, 2017 (“Effective Date”), by and between Investor and Company.

The Company shall issue to the Investor a signed acknowledgment of receipt of the Convertible Loan, within five (5) Business Days as of the receipt thereof.

(b)	Investor may elect to convert the entire Convertible Loan to Company stock as follows:

i.	With the IPO – Investor may elect to convert the entire Convertible Loan to Company stock during the IPO upon advance written notice to Company of at least seven (7) calendar days before the IPO.

ii.	October 16, 2017 (Monday) – Investor may elect to convert the entire Convertible Loan to Company stock at the end of this trading day upon advance written notice to Company of at least seven (7) calendar days before October 16, 2017.

iii.	April 16, 2018 (Monday) – Investor may elect to convert the entire Convertible Loan to Company stock at the end of this trading day upon advance written notice to Athenex of at least seven (7) calendar days before April 16, 2018.

iv.	October 1, 2018 (Monday) (End of the convertible loan period) – This is the end of that mezzanine round of convertible debt. In the event that Investor does not make any of the elections under Section 2(b)(i., ii. or iii.), above, on October 1, 2018, Investor may elect either to convert the entire Convertible Loan to Company stock, or for Company to pay Investor USD seven (7) Million plus interest at ten percent (10%) per annum from the Effective Date to October 1, 2018.

For all circumstances, the entire Convertible Loan will be converted once Investor elects the conversion date. Note that only on October 1, 2018 will cash be paid for the loan.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c)	If, and only if, the Convertible Loan has not, prior to the Maturity Date, converted into Common Stock pursuant to Clause 2(b), above, and the Investor has elected to be paid in cash on the Maturity Date, then the Company undertakes to pay interest at the Interest Rate on the Convertible Loan from the Effective Date of this Convertible Loan Agreement until the Maturity Date of the Convertible Loan, or if an Event of Default (as defined below) shall occur before the Maturity Date and the Investor declares all the Total Outstanding Amount to be immediately due and payable, until the date of repayment of the Total Outstanding Amount upon the occurrence of an Event of Default, which interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

(d)	Subject to sub-paragraph (e) below, the Company shall pay the Total Outstanding Amount to the Investor on the Maturity Date. The Company shall not prepay any part of the Convertible Loan or the accrued interest without the prior written consent of the Investor.

(e)	If any one or more of the events of default set out in Schedule A hereto (each of them, an “Event of Default”) shall occur before the Maturity Date, the Investor may, by written notice to the Company:

i.	declare all the Total Outstanding Amount to be immediately due and payable without further demand, notice or other legal formality of any kind; and/or

ii.	take such action as the Majority Convertible Loan Investors may deem appropriate to enforce the Investor’s rights, powers and remedies under this Agreement.

3.	Adjustment of the Discount Rate

If an Initial Public Offering occurs on any date (i) from April 1, 2018 to October 1, 2018, the Discount Rate shall be adjusted from 20% to 22.5% or (ii) after October 1, 2018 (if the Parties have agreed to extend the Maturity Date to any date after October 1, 2018), the Discount Rate shall further be adjusted from 22.5% to 25%.

For the avoidance of doubt, the Discount Rate shall remain at 20% if an Initial Public Offering occurs before April 1, 2018.

4.	Lock-up Period

The Investor hereby agrees that it will not, without the prior written consent of the managing underwriter of the Initial Public Offering of the Company (the “Managing Underwriter”), during the period commencing on the first date of the Initial Public Offering and ending on the date specified by the Company and the Managing Underwriter (such period not to exceed one hundred and eighty (180) days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of its Common

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of its Common Stock, whether any such transaction described in (i) or (ii) above is to be settled by delivery of its Common Stock or such other securities of the Company, in cash or otherwise. The Managing Underwriter in the Initial Public Offering is intended third party beneficiary and shall have the right, power and authority to enforce the provisions hereof as though it was a party hereto.

5.	Registration Rights

The Company undertakes to the Investor that upon conversion of the Convertible Loan into Common Stock at one of the alternative timepoints as set forth in Clause 2(b), above, the Company shall grant to the Investor, as holder of the issued Common Stock, the same registration rights which, at the material time, are pari passu with the registration rights the Company granted to the other holders of Common Stock of the Company.

6.	Company Representations

The Company hereby represents and warrants to the Investor that the following representations and warranties are true and correct as of the date of this Agreement:

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. The Company has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of debtors’ obligations generally and general principles of equity.

(b)	The execution, delivery and performance by the Company of this Agreement is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the best knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could not reasonably be expected to have a material adverse effect on the Company.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c)	The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d)	No consents or approvals are required in connection with the performance of this Agreement, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws, if any; and (iii) necessary corporate approvals for the authorization of Common Stock issuable pursuant to Clause 2(b) hereof.

7.	Investor Representations

The Investor hereby represents and warrants to the Company that the following representations and warranties are true and correct as of the date of this Agreement:

(a)	The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)	The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this Agreement and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The securities which may be acquired by the Investor hereunder are for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c)	The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding this Agreement and the transactions contemplated hereunder as well as the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Clause 6 of this Agreement.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

8.	Miscellaneous

(a)	This Agreement will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Agreement) upon either (i) the issuance of Common Stock to the Investor pursuant to Clause 2(b) hereof; or (ii) the repayment of all the Total Outstanding Amount due to the Investor pursuant to Clause 2(e) hereof.

(b)	Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

(c)	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if sent by email and thereafter delivered personally or mailed by internationally recognized overnight courier, postage prepaid, return receipt requested, to the following addresses set forth below or such other address as the Company or the Investor shall provide to each other party in writing:

The Company:

Athenex Inc., 1001 Main Street, Buffalo, New York 14203, attention: Johnson Y.N. Lau, jlau@athenex.com

The Investor:

Hanmi Pharmaceutical Co., LTD., 14, Wiryeseong-daero, Songpa-gu, Seoul, 05545, attention: Chief Executive Officer

(d)	The Investor is not entitled, as a holder of this Agreement, to vote or receive dividends or be deemed the holder of Common Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(e)	Neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Agreement and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(f)	In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(g)	All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(Signature page follows)

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered.

ATHENEX, INC.

By:
Name: Johnson Y.N. Lau
Title: Chairman and CEO

HANMI PHARMACEUTICAL CO., LTD.

By:
Name: Gwan Sun Lee
Title: President and CEO

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE	A

EVENTS OF DEFAULT

Each of the following events shall be an Event of Default:

(a)	the Company fails to pay any sum payable under this Agreement or the Fourth Amendment when due or otherwise in accordance with the provisions hereof or therof;

(b)	the Company fails to perform or observe or comply with any of its obligations under this Agreement or the Fourth Amendment in any material respect such that there is a material adverse impact on the Company’s ability to perform its obligations under this Agreement or the Fourth Amendment, which failure continues for a period of fifteen (15) Business Days after the Company receives written notice from the Investor specifying the failure;

(c)	any representation or warranty made or deemed to be made by the Company in this Agreement proves to have been incorrect or misleading in any material respect;

(d)	the Company is in default under any material indebtedness and such default is not remedied within fifteen (15) Business Days from the day such default occurred such that there is a material adverse impact on the Company’s ability to perform its obligations under this Agreement;

(e)	a creditor takes possession of all or substantially all of the assets of the Company, as the case may be, or any execution or other legal process is enforced against all or substantially all of the assets of the Company and such possession or enforcement is not discharged within fifteen (15) Business Days;

(f)	a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, reorganization, reconstruction, dissolution or bankruptcy of the Company or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Company which is not stayed or discharged within fifteen (15) Business Days;

(g)	the Company stops or suspends payment to its creditors generally or are unable to or admit its inability to pay their debts as they fall due or are declared or become bankrupt or insolvent; and

(h)	any litigation, arbitration or administrative proceeding is commenced against the Company such that there is a material adverse impact on the Company’s ability to perform its obligations under this Agreement.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.